TRINITY PROJECT STRATIGRAPHIC DRILLING TO VERIFY

GEOPHYSICAL ANOMALIES

Toronto, ON — November 20, 2012: Liberty Silver Corp. (TSX: LSL) ("Liberty Silver" or the “Company”) announced today the results of drilling of two stratigraphic holes, A12-19 and A12-20, to verify interpretations and test one of several geophysical anomalies developed as a result of a coupled gravity survey and induced polarization program completed earlier in 2012.  The two reverse circulation holes, which were completed as part of the Company’s preparation for future exploration drilling, totaled 2,580 feet in depth and are situated approximately 0.45 miles southeast of the historic Trinity open pit silver mine.

Gravity and induced polarization (IP) surveys were conducted by Magee Geophysical Services and Zonge Geosciences, Inc. both of Reno, Nevada.  The geophysical program was designed and interpreted by Jim Wright of J.L. Wright Geophysics, Spring Creek, Nevada, and all historic and geophysical data has been assembled into a GIS data base.  Interpretation of the data base by Mr. Wright identified several unexplored locales defined by high resistivity, chargeability, and gravity anomalies.

One such anomaly, a gravity low, is located southeast of the historic Trinity mine pit.  This low is believed to be the response to a thick section of the hydrothermally altered rhyolite filling a graben structure similar to that of the Trinity silver mine resource area defined by the 2011 Trinity NI 43-101 report (available on SEDAR or on the Company website).  Hydrothermally altered rhyolite hosts the bulk of the known silver mineralization discovered in the district to date.

The two drill holes, A12-19 (1,260 feet total depth) and A12-20 (1,320 feet total depth) are sited approximately 0.40 to 0.45 miles southeast of the pit, respectively, outside the documented resource area.  Three shallow conventional rotary holes drilled in the 1980s by U.S. Borax & Chemical Corp. (the previous operator) are sited within a 500 foot radius to the west and south of the new holes. These historic holes host reportedly intersected weak silver mineralization from near surface to approximately 100 feet deep.

The two new holes were logged in detail and assayed on 5-foot intervals for the entire length of the holes.  The holes confirm the gravity low does represent a deep graben structure filled with rhyolite because neither hole penetrated the contact with the underlying metasedimentary basement rocks. Based upon these two drill holes, the thickness of the prospective rhyolite section appears to be significantly thicker in this proposed graben structure relative to the resource area.  Both holes are comprised of aphanitic rhyolite and a few rhyolite dikes.  Hydrothermal alteration consists of weak to moderate argillic and sericitic clay alteration; weak and localized silicification and quartz veinlet development; and 1%-3% pyrite below the oxidation level at 560 feet.

Weak to moderate intensity epigenetic silver mineralization ranging from <1.0 to 49.1 parts per million (“ppm”) silver is present throughout both drill holes with approximately 7% of the analyzed samples contain greater than 10 ppm silver.  Hole A12-19 exhibited a range of silver values from <1.0 to 49.1 ppm with an average grade of 4.1 ppm (0.13 ounces per ton silver) throughout the entire hole; lead ranges from <100 to 2,979 ppm; and zinc from <100 to 11,000 ppm.   In Hole A12-20, the silver content ranges from <1.0 to 43.1 ppm and averages 6.7 ppm (0.22 ounces per ton silver) throughout the length of the hole; lead ranges from <100 up to 3,878 ppm; and zinc from <100 to 10,200 ppm.   Lead and silver are generally elevated above the oxidation boundary while zinc typically occurs in much higher concentrations below the oxidation level in the sulfide zone.  Besides lead and zinc, several other pathfinder elements are associated with the elevated silver mineralization in these holes and include tin, copper and antimony.  All of these elements are typically associated with silver mineralization in the NI 43-101 resource area and the silver ore mined by U.S. Borax in the 1980s from the Trinity open pit.

After extensive analysis that included assessment of historic geophysics, current geophysics and historic drilling, it has been determined that the new holes verify the results of geophysical modeling and interpretations south of the Trinity pit and confirm the presence of an apparent rhyolite-filled graben structure containing anomalous silver mineralization and associated key pathfinder elements.  Although no potentially-economic silver intercepts were encountered, anomalous hydrothermal silver mineralization occurs throughout the entire length of the holes.  These two holes, located at 0.40 and 0.45 miles southeast of the Trinity mine, have added confidence to  extending the area of prospective exploration significantly to the southeast as previously identified (see Liberty Silver press release of May 22, 2012 “Liberty Silver Announces Completion of Successful Geophysical Program at Trinity Property”).

Quality Assurance/Quality Control

All drill hole samples were analyzed using ICP-MS by American Assay Laboratories, Reno, Nevada.  Analytical precision and accuracy were monitored by Minerals Exploration and Environmental Quality, Reno, Nevada, including the use of certified reference materials (standards), blank, and duplicate samples.  A senior Liberty Silver geologist supervised drill hole sample collection by the driller, Boart Longyear, Elko, Nevada, at the drill site and chain of custody throughout the program was unbroken.  Drill hole deviation surveys were done by IDS of Elko, Nevada.

Timothy Percival, CPG, of Reno, Nevada, a consultant to Liberty Silver, has reviewed the technical data in this press release and is a Qualified Person as defined by NI 43-101.

About Liberty Silver Corp.

Liberty Silver Corp. is focused on exploring and advancing mineral properties located in North America. Liberty Silver is led by a skilled, experienced management team and board of directors with significant experience managing exploration, development and mining projects. Liberty Silver is committed to creating value for its shareholders by advancing its current projects utilizing its mitigated risk approach to developing new resources on its current properties, and acquiring new properties that have the potential to increase their resource base. The Trinity Silver Project, located in Pershing County, Nevada, is Liberty Silver’s flagship project. Liberty Silver has the right to earn a joint venture interest in the 10,579 acres Trinity property pursuant to the terms of an earn-in agreement with Renaissance Gold Inc.

Information on the Company is available on the Company’s website www.libertysilvercorp.com, or in the SEDAR and EDGAR databases.

For Additional Information

Kevin O’Connor, Investor Relations

(416) 962-3300

ko@spinnakercmi.com

Manish Z. Kshatriya, Executive VP & CFO

(888) 749-4916

mkshatriya@libertysilvercorp.com

Cautionary Statements

The Toronto Stock Exchange does not accept responsibility for the adequacy or accuracy of this News Release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

 This News Release includes certain “forward-looking statements”. These statements are based on information currently available to Liberty Silver and Liberty Silver provides no assurance that actual results will meet management’s expectations. Forward-looking statements include estimates and statements that Liberty Silver’s future plans, objectives or goals, including words to the effect that Liberty Silver or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as “believes”, “anticipates”, “expects”, “estimates”, “may”, “could”, “would”, “will”, or “plan”. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of Liberty Silver’s mineral properties, and Liberty Silver’s financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with Liberty Silver’s activities; and other matters discussed in this News Release and in filings made with securities regulators. This list is not exhaustive of the factors that may affect any of Liberty Silver’s forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on Liberty Silver’s forward-looking statements. Liberty Silver does not undertake to update any forward-looking statement that may be made from time to time by Liberty Silver or on its behalf, except in accordance with applicable securities laws.